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                                                                     EXHIBIT 5.1


                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE
                               [New York Office]

                                                               January 10, 2000


                                  Blount, Inc.
                                  ------------
                     13% Senior Subordinated Notes Due 2009
                     --------------------------------------
                        Form S-4 Registration Statement
                        -------------------------------


Ladies and Gentlemen:

          We have acted as special counsel for Blount, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933 (the "Act"), relating to the proposed issuance, in exchange for (the "Exchange Offer") up to $325,000,000 aggregate principal amount of the Company's outstanding 13% Senior Subordinated Notes due 2009 (the "Old Notes"), of a like principal amount of the Company's 13% Senior Subordinated Notes due 2009 (the "New Notes"). The New Notes are to be issued pursuant to the indenture dated as of August 19, 1999 (the "Indenture"), between the Company and United States Trust Company of New York, as trustee (the "Trustee"). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Indenture.

          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Indenture.
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          Based on the foregoing, we are of opinion as follows:

          1. The Indenture has been duly authorized, executed and delivered by the Company, Blount International, Inc., BI Holdings Corp., Benjamin F. Shaw Company, BI, L.L.C., Blount Development Corp., 4520 Corp., Frederick Manufacturing Corporation, Simmons Outdoor Corporation and Mocenplaza Development Corp. (together, the "Delaware Signators"), and, assuming due authorization, execution and delivery thereof by the Trustee, Omark Properties, Inc., Gear Products, Inc., Dixon Industries, Inc., Federal Cartridge Company, and CTR Manufacturing, Inc. (together, the "non-Delaware Signators"), the Indenture constitutes a legal, valid and binding obligation of the Company and the Delaware Signators, enforceable against the Company and the Delaware Signators in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

          2. The New Notes issued by the Company and the guarantees (the "Delaware Guarantees") issued by Blount International, Inc., BI, L.L.C., 4520 Corp., Frederick Manufacturing Corporation and Simmons Outdoor Corporation (together, the "Delaware Guarantors") have been duly authorized by the Company and the Delaware Guarantors, respectively, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes pursuant to the Exchange Offer, will constitute legal, valid and binding obligations of the Company and the Delaware Guarantors, enforceable against the Company and the Delaware Guarantors in accordance with their respective terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law); in expressing the opinion set forth in this paragraph 2, we have assumed that the form of the New Notes, including the Delaware Guarantees, will conform to that included in the Indenture.

          We hereby consent to the filing of this opinion with the Commission as exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm
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under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

          We are admitted to practice in the State of New York and we do not express any opinion with respect to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

                                                Very truly yours,

                                                /s/ Cravath, Swaine & Moore

Blount, Inc.
     4520 Executive Park Drive
          Montgomery, Alabama 36116